Exhibit 10.10

December 29, 2022

Brian Piekos

Re:          Notice of Termination, Separation Agreement and Release

Dear Brian:

As discussed, this letter confirms the terms of your separation from employment at Gemini Therapeutics, Inc. (the “Company”).1  As we agreed, your employment will end on December 29, 2022 (the “Separation Date”), which follows the occurrence of a Change in Control (as defined in the Employment Agreement (as defined below)).  Consistent with the terms of your Employment Agreement with the Company, dated February 4, 2021 (the “Employment Agreement”), you shall be deemed to have resigned from all officer positions that you hold with the Company upon the Separation Date.  Furthermore, in accordance with your Employment Agreement, the Company will provide you with certain Severance Benefits (as defined below) following the end of your employment if you sign and return this letter agreement (the “Agreement”) by February 3, 2023 (but no earlier than the Separation Date), do not revoke the Agreement (as described below), and comply with the terms and conditions of the Agreement.  As required under Section 3(f) of the Employment Agreement, this Agreement serves as a Notice of Termination pursuant to Section 3(d) of the Employment Agreement.

In the interest of clarity, the following terms and conditions apply in connection with the end of your employment and regardless of whether you enter into the Agreement:

•	The Company will pay your salary and any accrued but unused vacation days to which you are entitled through the Separation Date.

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You will be able to continue group healthcare insurance coverage after the Separation Date under the law known as “COBRA,” subject to eligibility requirements.  Any COBRA continuation will be at your own cost, except as otherwise set forth herein if this Agreement becomes effective.

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Your eligibility to participate in any other employee benefit plans and programs of the Company will cease on or after the Separation Date in accordance with applicable benefit plan or program terms and practices.

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The Company will reimburse you for any outstanding, reasonable business expenses you have incurred on the Company’s behalf through the Separation Date in accordance with the Company’s expense reimbursement policy, after the Company’s timely receipt of appropriate documentation pursuant to such policy.

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You will cease vesting in all of your stock options and other stock-based awards subject to vesting (the “Equity Awards”) as of your Separation Date in accordance with the terms of the Equity Documents (as defined below), and you may exercise any vested portion of your options in accordance with the time limits and subject to the terms of the applicable Equity Award agreement and equity plan (the “Equity Documents”) unless otherwise set forth herein if this Agreement becomes effective.

1 Except for the obligations set forth through the end of Section 2 hereof, which shall be the sole obligation of Gemini Therapeutics, whenever the term “the Company” is used in this Agreement, it shall be deemed to include Gemini Therapeutics, Inc., Gemini Therapeutics Sub, Inc., and any other related companies (including, without limitation, any divisions, affiliates, parents and subsidiaries of any of Gemini Therapeutics), and its and their respective officers, directors, employees, agents, successors and assigns.

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In accordance with Section 15 of the Employment Agreement, your obligations set forth in Sections 8 and 9 in the Employment Agreement will continue after the Separation Date, except as otherwise set forth herein if this Agreement becomes effective.

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In accordance with Section 30 of the Employment Agreement, your obligations with respect to confidentiality and assignment of inventions, as set forth in the agreement you signed when your employment began relating to such matters (the “Original Confidentiality Agreement”), will continue after the Separation Date.

In addition to the above-described terms, you will be eligible to receive the Severance Benefits described in Section 2, provided you timely enter into, do not revoke, and comply with this Agreement.

The remainder of this letter proposes the Agreement between you and the Company.  With those understandings, you and the Company agree as follows:

1.         Conditions.  To receive the benefits described in this Agreement, you must (i) timely enter into, not revoke, and comply with this Agreement and (ii) between now and the Separation Date, work with the Company to ensure the professional transition and wind down of your duties (the “Conditions”).

2.        Severance Benefits.  If you satisfy the Conditions, then the Company will provide you with the following “Severance Benefits” following the Separation Date:

(a)          Severance Pay.  The Company will pay you an amount equal to the sum of (i) (12) months of your current base salary plus (ii) your Target Bonus (as defined in the Employment Agreement) for the current year, less standard payroll deductions and withholdings (the “Severance Pay”).  The Severance Pay will be paid out in a lump sum within thirty (30) days after the Effective Date (as defined below) of this Agreement.

(b)          Equity Awards.  Notwithstanding anything to the contrary in any applicable Equity Document, all unvested stock options and other stock-based awards subject to vesting held by you shall immediately accelerate and become fully exercisable or nonforfeitable as of the Effective Date of this Agreement (and any termination or forfeiture of the unvested portion of such awards that would otherwise occur on the Separation Date in the absence of this Agreement will be delayed until the Effective Date and will only occur if the vesting pursuant to this provision does not occur due to the absence of the Agreement becoming fully effective within the time period set forth herein).

(c)          Health Benefits Continuation.  If you timely and properly elect to receive benefits under COBRA, then the Company will pay all required premiums on a monthly basis for the same level of group healthcare coverage as in effect for you on the Separation Date until the earliest of the following:  (i) the twelve (12)-month anniversary of the Separation Date; (ii) your eligibility for group healthcare coverage through other employment; or (iii) the cessation of your continuation rights under COBRA (the “Health Benefits Continuation Period”); provided, however, if the Company determines it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax- related deductions and withholdings and paid on the Company’s regular payroll dates.  You agree to notify the Company promptly if you become eligible for group healthcare coverage through another employer.  You may continue COBRA coverage after the end of the Health Benefits Continuation Period at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility.

(d)          Continued Vesting and Extended Exercise Period.  The Company shall extend the exercise period with respect to your vested stock options until the earlier of (i) the original ten (10) year expiration date for such vested stock options as provided in the applicable Equity Documents, or (ii) one (1) year from the Separation Date.

3.          Restrictive Covenants.

(a)          Reaffirmation of Continuing Obligations.  You hereby reaffirm all of your continuing obligations to the Company as set forth in Section 8 of the Employment Agreement, including your confidentiality, invention assignment, and non-solicitation obligations, which survive your separation from employment and remain in full force and effect.

(b)          Non-Competition.  You and the Company acknowledge and agree that the non-competition restriction in Section 8(h)(iii) of the Employment Agreement shall not apply, and that you are not entitled to any Garden Leave Pay pursuant to the terms of Section 8(h)(iii) of the Employment Agreement.  However, you agree that in connection with your separation from employment and in order to protect the Company’s Proprietary Information (as defined in the Employment Agreement), goodwill, and other legitimate business interests, for a period of: (i) one (1) year following the Separation Date, or (ii) two (2) years following the Separation Date if you breach your fiduciary duty to the Company or if you have unlawfully taken, physically or electronically, property belonging to the Company, you shall not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, including, without limitation, any products or services that target amino acid homeostasis for therapeutic and health purposes via the use of amino acid modalities, or products or services that the Company or its affiliates has under development or were the subject of active planning at any time during your employment.  You acknowledge this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement or the Employment Agreement.

You agree that in the event you breach any of your obligations described in this Section 3 and/or the restrictions under this Section 3, the remedies set forth in Section 12 of the Employment Agreement shall be available to the Company.

4.          Return of Property.  You acknowledge and agree you are required to return all Company property in your possession to the Company; provided, however, you shall be permitted to keep your Company-owned laptop, monitors, keyboards, and docking stations after the Company has removed all Company materials, information and other Proprietary Information from such hardware.  Accordingly, by signing below, you acknowledge and agree you will comply with Section 8(f) of the Employment Agreement by returning to the Company on or before the Separation Date (or sooner if requested by the Company) all Company property, including, without limitation, all files, reports, documents or other materials containing or pertaining to Proprietary Information (as defined in the Employment Agreement) and to your work (and all reproductions thereof).  Simultaneous with your return of all of the foregoing, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Separation Date.  In the event you discover that you continue to retain any such information or property, you shall return it to the Company immediately.

5.          Non-Disparagement.  Subject to Sections 8 and 10 of this Agreement, you agree to take no action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or its employees, directors, officers, agents, products, or services.  This non-disparagement obligation shall not apply to truthful testimony in a legal proceeding or pursuant to a subpoena or to communication with any Government Agency (as defined below) or participation in any investigation or proceeding that may be conducted by any Government Agency.

6.          Communications.  You will not communicate about your departure with anyone until after the Board has made a public written announcement about your departure (the “Company Announcement”); provided that you may communicate with your tax advisors, attorneys and spouse about your departure before the Company Announcement, provided further that you first advise such persons not to reveal information about your departure and each such person agrees.  The Company agrees that, unless otherwise required by applicable law or regulation as determined by the Company in its reasonable good faith discretion, the Company shall give you an opportunity to review the Company Announcement prior to its publication.  Once the Company has made the Company Announcement, you agree to limit any communications regarding your departure to statements consistent with the Company Announcement.

7.          Release of Claims.  In consideration for, among other terms, the opportunity to receive the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to your employment by the Company and the end of your employment with the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
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of retaliation or discrimination under federal, state, or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; and the Massachusetts Fair Employment Practices Act);

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under the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Payment of Wages Act, the Massachusetts Privacy Act, the Massachusetts Parental Leave Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Sick Leave Act, and the Massachusetts Paid Family and Medical Leave Act;

•	under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);
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for wages, bonuses, incentive compensation, stock, stock options, vacation pay, or any other compensation or benefits, either under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

You agree and acknowledge you are waiving and releasing any claims for unpaid wages of any type you may have against the Company under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq.

Notwithstanding the foregoing or any other provision of this Agreement:  (i) you are not releasing the Company from any obligation expressly set forth in this Agreement; (ii) your right to file a claim with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, or similar state agencies is expressly preserved, provided, however, if you file such a claim, you waive the right to recover monetary damages and any other relief personal to you in connection with such claim; (iii) you are not waiving claims that cannot be waived by law, such as claims for workers’ compensation or unemployment benefits; (iv) you retain rights to any vested benefits, such as vested equity or pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents; (v) you retain the right to participate in any investigation by any government agency charged with enforcement of any law; (vi) you are not waiving or releasing claims arising solely after the execution of this Agreement; (vii) you are not waiving or releasing non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; and (viii) you are not waiving or releasing any rights and/or claims you may have under COBRA.

8.          Protected Disclosures and Other Protected Actions.  Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state, or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).  Nothing herein, however, limits your right to receive an award under the SEC Whistleblower Program.

9.         Tax Treatment.  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent it reasonably and in good faith determines it is required to make such deductions, withholdings and tax reports.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.  The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).  The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.       Consideration Period and OWBPA.  It is the Company’s desire and intent to make certain you fully understand the provisions and effects of this Agreement.  To that end, the Company hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement, and you are being given the opportunity to do so.  Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”), which prohibits discrimination on the basis of age.  Among other things, the release set forth in Section 7 is intended to release any rights you may have against the Company alleging discrimination on the basis of age under the Age Discrimination in Employment Act (“ADEA”), the OWBPA and state and local laws.  You acknowledge and understand the release in Section 7 does not cover rights or claims under the ADEA that may arise after the date you sign this Agreement.

Consistent with the provisions of OWBPA, you have been provided the opportunity to consider this Agreement for at least forty-five (45) days from your receipt of this Agreement before signing it (the “Consideration Period”).  You and the Company agree that any changes to this Agreement, whether material or immaterial, following your receipt of this Agreement do not restart or otherwise affect the Consideration Period.  Furthermore, consistent with OWBPA and M.G.L. c. 149, s. 24L, you may revoke your assent to this Agreement if, within seven (7) business days after the date you sign this Agreement, you deliver a written notice of revocation to the Company.  To be effective, such notice of revocation must be emailed within the seven (7)-business day period to the Vice President of Legal Affairs.  On the eighth (8th) business day following your execution of this Agreement without your revocation, it will become final and binding on all parties (the “Effective Date”).

In accordance with the provisions of OWBPA, attached to this Agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits that the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job titles and ages of all individuals selected for such severance benefit program, and the job titles and ages of all individuals in the same job classification or organizational unit who were not selected for such severance benefit program.

Also, consistent with the provisions of the OWBPA and other federal discrimination laws, nothing in the release in Section 7 shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the EEOC, or from participating in any investigation or proceeding conducted by the EEOC.  However, the release in Section 7 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination.  Further, nothing in the release in Section 7 or this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

By signing this Agreement, you acknowledge and agree: (i) but for providing the waiver and release in Section 7, you would not be receiving the Severance Benefits being provided to you under the terms of this Agreement; (ii) you understand the various claims you are entitled to assert under the laws set forth above; (iii) you have read this Agreement carefully and understand all its provisions; and (iv) the Company is hereby advising you to consult with an attorney before signing this Agreement and to the extent you desired, you availed yourself of this right.

11.          Other Provisions

(a)          Termination of Payments.  In the event you fail to comply with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to discontinue providing you with the Severance Benefits.  Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement or the Employment Agreement.

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(b)          Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as set forth in this Agreement.

(c)          Jurisdiction.  You and the Company hereby agree the state and federal courts in the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge venue in such courts is proper.

(d)          Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(e)          Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)          Waiver; Amendment.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(g)          Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all prior agreements or understandings, both written and oral, between you and the Company with respect to the subject matter hereof, but does not in any way merge with or supersede the surviving provisions of the Original Confidentiality Agreement, the Employment Agreement, or the Equity Documents, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement.

(h)          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

[Signature Page Follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to the Vice President of Legal Affairs via PDF by the date set forth above.

Very truly yours,

Gemini Therapeutics, Inc.

By:	/s/ Georges Gemaye	December 29, 2022
Name:	Georges Gemayel, Ph.D.	Date
Title:	Executive Chair

Enclosure (Employment Agreement)

This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge the Company has advised you to consult with counsel prior to entering into this Agreement, you have carefully read and fully understand all of the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement.

/s/ Brian Piekos	December 29, 2022
Brian Piekos	Date